SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Zogenix, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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12671 High Bluff Drive, Suite 200

San Diego, California 92130

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of Zogenix, Inc. will be held at the San Diego Marriott Del Mar, located at 11966 El Camino Real, San Diego, California 92130 on May 24, 2011 at 8:30 a.m., local time, for the following purposes:

1.	To elect three (3) directors for a three-year term to expire at the 2014 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

4.	To consider and vote upon, on an advisory basis, whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every one, two or three years; and

5.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on April 19, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Roger L. Hawley Chief Executive Officer and Director

San Diego, California

April 28, 2011

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

12671 High Bluff Drive, Suite 200

San Diego, California 92130

PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 24, 2011

The board of directors of Zogenix, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on May 24, 2011 at 8:30 a.m., local time, at The San Diego Marriott Del Mar, located at 11966 El Camino Real, San Diego, California 92130. If you need directions to the location of the annual meeting, please contact us at (858) 259-1165.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2011.

This proxy statement and our annual report are available electronically at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40052.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2011 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about April 28, 2011 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 19, 2011 are entitled to vote at the annual meeting. On this record date, there were 34,021,483 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are four proposals scheduled for a vote:

Proposal 1: To elect three (3) directors:

•	Louis C. Bock;

•	Cam L. Garner; and

•	Mark Wiggins.

Proposal 2: To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2011.

Proposal 3: To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or SEC; and

Proposal 4: To consider and vote upon, on an advisory basis, whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, should occur every one, two or three years.

How many votes do I have?

Each share of our common stock that you own as of April 19, 2011 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on whether the stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years, you may vote for “one year,” “two years” or “three years” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

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By Mail: You may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

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Via the Internet: You may vote at www.voteproxy.com, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 23, 2011.

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By Telephone: You may vote using a touch-tone telephone by calling 1-800-776-9437, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2011.

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In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Ann D. Rhoads, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 19, 2011, or approximately 17,010,743, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The three nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 3: Approval of the Compensation of the Named Executive Officers. The approval of the compensation of the named executive officers must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 4: Frequency of Stockholder Vote on Executive Compensation. The alternative which receives the most “For” votes (among votes properly cast in person or by proxy) will determine the frequency of stockholder vote on executive compensation.

Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm, and whether our stockholders have approved the compensation of the named executive officers. However, because the election of directors and the frequency of the stockholder vote on executive compensation are determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposals.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, the advisory vote regarding the compensation of the named executive officers and the advisory vote regarding the frequency of the stockholder vote to approve the compensation of the named executive officers, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2010 that we filed with the SEC, we will send you one without charge. Please write to:

Zogenix, Inc.

12671 High Bluff Drive, Suite 200

San Diego, California 92130

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the investor relations section of our website at www.zogenix.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. The current term of the company’s Class I directors, who are Louis C. Bock, Cam L. Garner and Ken Haas, will expire at the 2011 annual meeting. Mr. Haas has advised our board of directors that he intends to retire from the board and will not stand for re-election at the 2011 annual meeting. Effective on the date of the 2011 annual meeting, Mark Wiggins is expected to be appointed as a Class I director to replace Mr. Haas. Accordingly, the nominees for Class I director for election at the 2011 annual meeting are Louis C. Bock, Cam L. Garner and Mark Wiggins. If any of Messrs. Bock, Garner or Wiggins is elected at the 2011 annual meeting, such individual will be elected to serve for a term of three years that will expire at our 2014 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form are to be voted for Messrs. Bock, Garner and Wiggins or in the event that Messrs. Bock, Garner or Wiggins is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Messrs. Bock and Garner are currently members of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating/ corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2014 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Zogenix, Inc.
Louis C. Bock	46	Director
Cam L. Garner	62	Chairman of the Board of Directors
Mark Wiggins	55	Director Nominee

Louis C. Bock has served as a member of our board of directors since August 2006. Mr. Bock is a Managing Director of Scale Venture Partners, a venture capital firm. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company, where he held positions in research, project management, business development and sales from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director of Ascenta Therapeutics, Inc., VaxGen, Inc., Horizon Therapeutics, Inc., Orexigen Therapeutics, Inc. and Sonexa Therapeutics, Inc. and is responsible for Scale Venture Partners’ prior investments in Seattle Genetics, Prestwick Pharmaceuticals, Inc. and Somaxon Pharmaceuticals, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco. Mr. Bock’s extensive clinical and leadership experience in the biotechnology and biopharmaceutical industries, including experience in research, project management, business development and sales from his time at Gilead, and his membership on other companies’ boards of directors, including positions on other audit and nominating/corporate governance committees, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Cam L. Garner is one of our co-founders and has served as chairman of our board of directors since August 2006. Mr. Garner co-founded specialty pharmaceutical companies Cadence Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc., Evoke Pharma, Inc., Elevation Pharmaceuticals, Inc., DJ Pharma, Verus Pharmaceuticals, Inc., Xcel Pharmaceuticals, Inc. and Meritage Pharma, Inc. He has served as chairman of Cadence, Verus, Evoke, Elevation and Meritage since May 2004, November 2002, January 2007, December 2007 and February 2008, respectively. Xcel was acquired in March 2005 by Valeant Pharmaceuticals International and DJ Pharma was sold to Biovail in 2000. He was Chief Executive Officer of Dura Pharmaceuticals, Inc. from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 to 2000 until it was sold to Elan in November 2000. Mr. Garner also serves on the board of directors of Aegis Therapeutics, Inc. Mr. Garner earned his B.A. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College. As one of our co-founders and having served as our chairman since August 2006, Mr. Garner’s extensive knowledge of our business, history and culture, his extensive experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Mark Wiggins joined Mpex Pharmaceuticals, a biopharmaceutical company, in April 2009 as Chief Business Officer. From May 1998 to February 2009, Mr. Wiggins was employed at Biogen Idec, Inc., and its predecessor Idec Pharmaceuticals, Corp., biotechnology companies, where he served as head of Business Development, later as Vice President of Marketing and Business Development and most recently as Executive Vice President of Corporate and Business Development. At Idec Pharmaceuticals, Mr. Wiggins was a member of the management committee for the collaboration with Genentech on Rituxan®. Mr. Wiggins has substantial experience in pharmaceutical marketing and business development activities. Prior to Biogen Idec, Mr. Wiggins spent fifteen years in a number of positions of increasing responsibility in marketing, marketing research and business development at Hybridon, Inc., Schering-Plough Corporation (now Merck), Johnson & Johnson and Pfizer, Inc. Mr. Wiggins’ business development transaction experience includes closing over twenty licensing deals and several global corporate partnerships and company acquisitions. Mr. Wiggins earned his B.S. degree in Finance from Syracuse University and an M.B.A. from the University of Arizona. Mr. Wiggins’ expertise in business development activities and the marketing of pharmaceutical products, as well as his extensive management experience within the biopharmaceutical industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2012 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Zogenix, Inc.
James C. Blair, Ph.D.	71	Director
Stephen J. Farr, Ph.D.	52	President, Chief Operating Officer and Director
Arda M. Minocherhomjee, Ph.D.	57	Director

James C. Blair, Ph.D. has served as a member of our board of directors since August 2006. Dr. Blair is a Managing Member of Domain Associates, LLC, and he has been a Partner of Domain since its founding in 1985. Dr. Blair’s present board memberships include Astute Medical Inc., Cadence Pharmaceuticals, Cell Biosciences, Clovis Oncology, Inc., CoDa Therapeutics, Five Prime Therapeutics, GenVault, IntegenX, Inc., Meritage Pharma and NeuroPace. Dr. Blair has over 40 years experience with venture and emerging growth companies. In the course of this experience, he has been involved in the creation and successful development at the board level of over 40 life sciences ventures, including Amgen, Aurora Biosciences, Amylin Pharmaceuticals, Applied Biosystems, Dura Pharmaceuticals, GeneOhm Sciences, Molecular Dynamics, Nuvasive, Pharmion and Volcano. A former managing director of Rothschild Inc., Dr. Blair was directly involved at a senior level with Rothschild/

New Court venture capital activities from 1978 to 1985. From 1969 to 1978, he was associated with F.S. Smithers and Co. and White, Weld and Co., two investment banking firms actively involved with new ventures and emerging growth companies. From 1961 to 1969, Dr. Blair was an engineering manager with RCA Corporation, during which time he received a David Sarnoff Fellowship. Dr. Blair currently serves on the board of directors of the Prostate Cancer Foundation, and he is on the Advisory Boards of the Department of Molecular Biology at Princeton University, the Department of Biomedical Engineering at the University of Pennsylvania, the USC Stevens Institute for Innovation and the Division of Chemistry and Chemical Engineering at the California Institute of Technology. Dr. Blair received a B.S.E. from Princeton University and an M.S.E and Ph.D. from the University of Pennsylvania. With more than forty years’ experience at the board level with venture and emerging growth companies, Dr. Blair’s extensive expertise in the evaluation of financing alternatives, strategic planning for life sciences companies, and substantial executive leadership skills, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Stephen J. Farr, Ph.D. is one of our co-founders and has served as our President and as a member of our board of directors since our inception in May 2006. From May 2006 to August 2006, Dr. Farr also served as our Chief Executive Officer and since August 2006, Dr. Farr has served as our Chief Operating Officer. From 1995 to August 2006, Dr. Farr held positions of increasing responsibility within pharmaceutical sciences and research and development at Aradigm Corporation, and he served most recently as Senior Vice President and Chief Scientific Officer. In 2003, he played a key role in identifying and acquiring the DosePro technology and became technical director and executive sponsor for the development of sumatriptan DosePro at Aradigm Corporation. From 1986 to 1994, Dr. Farr was a tenured professor at the Welsh School of Pharmacy, Cardiff University, United Kingdom, concentrating in the areas of physical pharmacy and biopharmaceutics. He is a fellow of the American Association of Pharmaceutical Scientists and visiting Associate Professor in the Department of Pharmaceutics, School of Pharmacy, Virginia Commonwealth University. Dr. Farr is a registered pharmacist in the United Kingdom and obtained his Ph.D. degree in Pharmaceutics from the University of Wales. As one of our co-founders and having served as our President since May 2006, Dr. Farr’s extensive knowledge of our business, history and culture, including his in-depth involvement with the DosePro technology and the development of Sumavel DosePro, as well as his significant experience in research and development and thorough knowledge of the pharmaceutical product development process, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Arda M. Minocherhomjee, Ph.D. has served as a member of our board of directors since December 2009. Dr. Minocherhomjee has been a Partner of Chicago Growth Partners since he co-founded the firm in 2004. Prior to founding Chicago Growth Partners, Dr. Minocherhomjee was a Managing Director at William Blair Capital Partners and currently is a Managing Director and member of the Board of Managers of WBCP VI and VII. Prior to that, Dr. Minocherhomjee was a Senior Healthcare Analyst at William Blair & Company. As head of the firm’s Healthcare Research Group, Dr. Minocherhomjee covered several sectors, including drugs/drug delivery, medical devices and selected healthcare services. He was a Wall Street Journal “All-Star Analyst” in both medical device and pharmaceutical sectors. Dr. Minocherhomjee’s current and past directorships include: DJ Pharma, EndoGastric Solutions, Genoptix, Lanx, Morton Grove Pharmaceuticals, NovaVision, NuVasive, PharmaResearch Corporation, Proteome, TargeGen, and Xoft. Dr. Minocherhomjee received a MS (Pharmacology) from the University of Toronto, a Ph.D. and a M.B.A. from the University of British Columbia, and was a post-doctoral fellow in Pharmacology at the University of Washington Medical School. Dr. Minocherhomjee’s experience as a founder of a private equity firm, significant participation on the boards of directors of various pharmaceutical companies and substantial knowledge of the pharmaceutical industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Term Expiring at the

2013 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Zogenix, Inc.
Roger L. Hawley	58	Chief Executive Officer and Director
Erle T. Mast	48	Director
Kurt C. Wheeler	58	Director

Roger L. Hawley is one of our co-founders and has served as our Chief Executive Officer and as a member of our board of directors since August 2006. From January 2006 to August 2006, Mr. Hawley served as a consultant to CG Pharma, Inc. From August 2003 to January 2006 he served as Executive Vice President, Commercial and Technical Operations for InterMune, Inc., a biopharmaceutical company focused on therapies in hepatology and pulmonology. From October 2002 to July 2003, Mr. Hawley was the Chief Commercial Officer at Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostics company. From 2001 to 2002, Mr. Hawley served as General Manager & Vice President of Sales and Marketing at Elan Pharmaceuticals, Inc. From 1987 to 2001, Mr. Hawley held a broad range of management positions in commercial operations, alliance/partnership management, and regional sales and corporate finance at GlaxoSmithKline, or GSK. His last position at GSK was Vice President of Sales-CNS/GI Division. From 1976 to 1987, he held various financial management positions with Marathon Oil Company, including serving four years in London, England. While at Marathon, he was a certified treasury manager and a certified public accountant. Mr. Hawley served as a member of the board of directors of Cypress Bioscience, Inc., a publicly traded pharmaceutical company, until December 2010. Mr. Hawley holds a B.Sc. in Accounting from Eastern Illinois University. As one of our co-founders and having served as our Chief Executive Officer since August 2006, Mr. Hawley’s extensive knowledge of our business, history and culture, as well as over 20 years of experience in the pharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Erle T. Mast has served as a member of our board of directors since May 2008. Mr. Mast is a co-founder of and has served as Executive Vice President, Chief Financial Officer with Clovis Oncology, Inc. since May 2009. From July 2002 to May 2008, Mr. Mast served as Executive Vice President and Chief Financial Officer of Pharmion Corporation, until its acquisition by Celgene Corporation. From 2000 to 2002, after Elan Pharma International Ltd. acquired Dura Pharmaceuticals, Inc., Mr. Mast served as Chief Financial Officer for the Global Biopharmaceuticals business unit of Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura Pharmaceuticals. From 1984 to 1997, Mr. Mast held positions of increasing responsibility at Deloitte & Touche, LLP, serving most recently as Partner, where he provided accounting, auditing and business consulting services to companies in various industries, including the healthcare, pharmaceutical, biotech and manufacturing industries. Mr. Mast also serves on the board of directors of Somaxon Pharmaceuticals, Inc. Mr. Mast received a degree in Business Administration from California State University, Bakersfield. Mr. Mast’s experience as a chief financial officer of various companies in the healthcare industry and in providing accounting, auditing and consulting services while at Deloitte & Touche, LLP, as well as his expertise in management, accounting, treasury, and finance functions, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Kurt C. Wheeler has served as a member of our board of directors since August 2006. Mr. Wheeler is a Managing Director of Clarus Ventures, a venture capital firm, a position he has held since February 2005, and is a General Partner of MPM Capital BioVentures II and III funds, a position he has held since March 2000. From March 1992 to September 1998, Mr. Wheeler was Chairman and Chief Executive Officer of InControl, Inc., a publicly traded medical device company that designed, developed, and marketed implantable medical devices to treat irregular heart rhythms, which was sold to Guidant Corporation. Mr. Wheeler serves on the board of directors of several private medial device and biopharmaceutical companies. Mr. Wheeler holds a B.A. degree from Brigham Young University and a M.B.A. degree from Northwestern University, where he serves on the Kellogg Alumni Advisory Board. Mr. Wheeler’s background as a chief executive officer of a large, publicly-traded company, his extensive experience at the board level in various biopharmaceutical companies and his experience as a venture capitalist focused in the biopharmaceutical industry, bring to our board critical skills related to financial oversight of complex organizations, financing and strategic planning, and contributed to our board of directors’ conclusion that he should serve as a director of our company.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for Roger L. Hawley, our Chief Executive Officer, and Stephen J. Farr, Ph.D., our President and Chief Operating Officer. In addition, our board of directors has determined that Mark Wiggins, our board of directors’ nominee to serve as a Class I director, satisfies the criteria for being an independent director within the meaning of the applicable Nasdaq listing standards.

Board Leadership Structure

Our board of directors is currently led by its chairman, Cam L. Garner. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board of Directors Meetings

During the fiscal year 2010, our board of directors met ten times, including telephonic meetings. In that year, each director attended at least 75% of the aggregate of the meetings held by the board of directors, and each director who is a member of a committee attended at least 75% of the meetings the committees of our board of directors held on which the director served.

Committees of the Board Of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.zogenix.com.

Audit Committee

The audit committee of our board of directors currently consists of Messrs. Mast (chairman and audit committee financial expert) and Bock and Dr. Minocherhomjee. The audit committee met four times during fiscal year 2010, including telephonic meetings. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of Exchange Act. In addition, our board of directors has determined that Mr. Mast qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and engaging our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

The compensation committee of our board of directors currently consists of Drs. Blair and Minocherhomjee and Messrs. Garner (chairman) and Wheeler. The compensation committee met six times during fiscal year 2010, including telephonic meetings. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing our compensation philosophy, including our policies and strategy relative to executive compensation;

•	reviewing and recommending to the full board for approval the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers, including executive employment and severance agreements;

•	reviewing and recommending to the full board for approval the compensation policies for members of our board of directors and board committees;

•

reviewing, approving and administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans (other than any such awards that must be approved by the full board);

•

reviewing and discussing with management our compensation discussion and analysis to be included in our annual proxy report or annual report on Form 10-K and producing the report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and its members including compliance of the compensation committee with its charter.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors currently consists of Messrs. Garner (chairman), Haas and Mast. From and after the 2011 annual meeting of stockholders, Mr. Haas will no longer serve on the nominating/corporate governance committee as he is not standing for re-election to our board of directors. Our board of directors currently anticipates that Mr. Wiggins will be appointed to the nominating/corporate governance committee as of the date of the 2011 annual meeting, assuming he is elected to the board of directors consistent with Proposal 1. The nominating/corporate governance committee met two times during fiscal year 2010, including telephonic meetings. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	developing guidelines for board compensation;

•	overseeing our board of directors’ performance and self-evaluation process;

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes; and

•

reviewing and evaluating, at least annually, the performance of the nominating/corporate governance committee and its members including compliance of the nominating/corporate governance committee with its charter.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2010. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2011.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Erle T. Mast (Chairman)

Louis C. Bock

Arda M. Minocherhomjee, Ph.D.

Compensation Committee Interlocks and Insider Participation

James C. Blair, Ph.D., Cam L. Garner, Arda M. Minocherhomjee, Ph.D. and Kurt C. Wheeler served on our compensation committee during the 2010 fiscal year. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

In evaluating director nominees the nominating/corporate governance committee will consider among other things the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	experience relevant to our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating/corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. To date, the nominating/corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2012 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. We did not hold an annual meeting of stockholders in 2010.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Zogenix, Inc., 12671 High Bluff Drive, Suite 200, San Diego, California 92130. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.zogenix.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Zogenix, Inc., 12671 High Bluff Drive, Suite 200, San Diego, California 92130.

Director Compensation

We compensate non-employee members of the board of directors. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees.

The non-employee members of our board of directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings. Prior to our initial public offering in November 2010, we provided an annual cash retainer of $50,000 to Cam L. Garner, the chairman of our board of directors, payable monthly. We did not provide any cash compensation to our other non-employee directors.

In addition, prior to the initial public offering, under a board of director-approved compensation program, our non-employee directors were eligible for automatic awards of stock options to purchase shares of our common stock in the form of initial option grants and annual option grants. Under that program, any non-employee director who was first elected to the board of directors was granted an option to purchase 7,500 shares of our common stock on the date of his or her initial election to the board of directors. Such options had an exercise price per share equal to the fair market value of our common stock on the date of grant and were fully vested on the date of grant. In addition, each year on May 30 (and December 9 with respect to Arda M. Minocherhomjee, Ph.D.), each non-employee director was eligible to receive an option to purchase 1,750 shares of common stock. The annual option grants had an exercise price per share equal to the fair market value of our common stock on the date of grant and vested monthly over 12 months following the date of grant. The term of each option granted to a non-employee director was ten years. These options were granted under our 2006 Equity Incentive Plan.

Following the completion of our initial public offering, we adopted a new non-employee director compensation policy. Under this policy, we provide cash compensation in the form of an annual retainer of $37,000 for each non-employee director. We also pay an additional annual retainer of $60,000 to the chairman of our board of directors (however the total cash compensation paid to the chairman of the board in all capacities cannot exceed $100,000 in any calendar year), $20,000 to the chair of our audit committee, $10,000 to the chair of our compensation committee, and $7,500 to the chair of our nominating/corporate governance committee. We also pay an additional $7,000 per year to members of the audit committee, an additional $5,000 per year to members of our compensation committee and an additional $4,000 per year to members of our nominating/corporate governance committee. We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Also under our new non-employee director compensation policy, any non-employee director who is first elected to the board of directors will be granted an option to purchase 25,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders, each non-employee director will be eligible to receive an option to purchase 12,500 shares of common stock. Such options will have an exercise price per share equal to the fair market value of our common stock on the date of grant.

The initial options granted to non-employee directors described above will vest over 3 years in 36 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest over one year in 12 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The term of each option granted to a non-employee director will be ten years. These options will be granted under our 2010 Equity Incentive Award Plan.

Summary Director Compensation

The following table summarizes cash and stock compensation received by our non-employee directors during the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	All Other Compensation	Total
Arda M. Minocherhomjee, Ph.D.	$5,060	$—	$—	—	$5,060
Cam L. Garner	57,657	—	20,950	—	78,607
Erle T. Mast	6,299	—	20,950	—	27,249
James C. Blair, Ph.D.	4,337	—	20,950	—	25,287
Ken Haas	4,234	—	20,950	—	25,184
Kurt C. Wheeler	4,337	—	20,950	—	25,287
Louis C. Bock	4,543	—	20,950	—	25,493
Alex Zisson(2)	—	—	20,950	—	20,950

(1)	Represents the grant date fair value of the awards granted in 2010 as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on March 4, 2011.
(2)	Mr. Zisson resigned from our board of directors on October 25, 2010.

The aggregate number of shares subject to stock options outstanding at the end of fiscal 2010 for each non-employee director is as follows:

Name	Number of Shares Underlying Options Outstanding At December 31, 2010
Arda M. Minocherhomjee, Ph.D.	7,500
Cam L. Garner	3,500
Erle T. Mast	13,500
James C. Blair, Ph.D.	1,750
Ken Haas	9,250
Kurt C. Wheeler	12,750
Louis C. Bock	12,750
Alex Zisson	11,583

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the three nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF LOUIS C. BOCK, CAM L. GARNER AND MARK WIGGINS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accountants for the year ending December 31, 2011 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since its inception in 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2010 and 2009, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2010	2009
Audit Fees(1)	$1,084,886	$100,000
Audit Related Fees(2)	—	6,622
Tax Fees(3)	—	—
All Other Fees(4)	1,950	1,995

	$1,086,836	$108,617

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of our registration statements on Forms S-1 and S-8 and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees for the year ended December 31, 2009 consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2010.
(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP. There were no such fees incurred during 2010 or 2009.
(4)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2010 and

2009. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3:

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Zogenix, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Zogenix, Inc.’s Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4:

FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as described in proposal 3 of this proxy statement), should occur every one, two or three years. Under the rules issued by the SEC, stockholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

Our board of directors has determined that an advisory stockholder vote on executive compensation every three years is the best approach for us and our stockholders for a number of reasons, including the following:

•

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section of this proxy statement, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation program to be evaluated over a similar time-frame and in relation to our long-term performance.

•

A triennial vote will provide us with the time to thoughtfully evaluate and respond to stockholders’ sentiments and implement any necessary changes. We carefully review changes to our executive compensation program to maintain the consistency and credibility of the program and to ensure its continued motivation and retention of our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our management team and compensation committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to effectively and thoughtfully implement any decisions related to such changes.

•

We will continue to engage with our stockholders regarding our executive compensation program during the period between stockholder votes. Engagement with our stockholders is a key component of our corporate governance. We seek and are open to input from our stockholders regarding board and governance matters, as well as our executive compensation program. We believe our stockholders’ ability to contact us at any time to express specific views on executive compensation holds us accountable to stockholders and reduces the need for and value of more frequent advisory votes on executive compensation.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the alternative receiving the highest number of votes—every one year, every two years or every three years—will be the frequency that is approved. Abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY THREE YEARS REGARDING THE FREQUENCY OF THE STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS REQUIRED BY SECTION 14A(A)(2) OF THE EXCHANGE ACT. PLEASE NOTE: STOCKHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE OUR BOARD’S RECOMMENDATION REGARDING THIS PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at March 31, 2011 for:

•	each person known to us, or group of affiliated persons, to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and the additional nominee for director; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Zogenix, Inc., 12671 High Bluff Drive, Suite 200, San Diego, California 92130. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 34,021,483 shares of common stock outstanding on March 31, 2011.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable as of May 30, 2011, which is 60 days after March 31, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
5% or Greater Stockholders:
Funds affiliated with Domain Associates, L.L.C.(1) One Palmer Square Princeton, NJ 08542	6,615,336	19.4%
Clarus Lifesciences I, LP(2) One Memorial Drive, Suite 1230 Cambridge, MA 92142	5,995,189	17.6%
Scale Venture Partners II, LP(3) 950 Tower Lane, Suite 700 Foster City, CA 94404	4,084,296	12.0%
Funds affiliated with Thomas, McNerney & Partners, L.P.(4) 60 South 6th Street, Suite 3620 Minneapolis, MN 55402	3,165,630	9.3%
Funds affiliated with FMR LLC(5) 82 Devonshire St Boston, MA 02109	3,134,000	9.2%
Chicago Growth Partners II, L.P.(6) 3030 W. Madison Avenue, Suite 250 Chicago, IL 60606	2,969,827	8.7%
Funds affiliated with Abingworth Bioventures(7) 3000 Sand Hill Road Bldg. 4, Suite 135 Menlo Park, CA 94025	2,344,468	6.9%

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
Executive Officers, Directors and Director Nominee:
Roger L. Hawley(8)	632,500	1.8%
Stephen J. Farr, Ph.D.(9)	460,416	1.3%
Ann D. Rhoads(10)	177,500	*
David Nassif(11)	125,000	*
Cynthia Y. Robinson, Ph.D.(12)	94,583	*
J.D. Haldeman(13)	101,248	*
James C. Blair, Ph.D.(1)	6,615,336	19.4%
Kurt C. Wheeler(2)	5,995,189	17.6%
Louis C. Bock(3)	4,084,296	12.0%
Arda M. Minocherhomjee(6)	2,969,827	8.7%
Ken Haas(7)	2,344,468	6.9%
Cam L. Garner(14)	230,250	*
Erle T. Mast(15)	24,804	*
Mark Wiggins(16)	—	—
Executive officers and directors as a group (14 persons)(17)	23,855,417	68.4%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Includes (a) 11,000 shares of common stock held by Domain Associates, L.L.C., (b) 9,894 shares of common stock held by Domain Partners VI, L.P., (c) 106 shares of common stock held by DP VI Associates, L.P., (d) 6,482,031 shares of common stock held by Domain Partners VII, L.P. and (e) 110,555 shares of common stock held by DP VII Associates, L.P. Also includes 1,750 shares of common stock Dr. Blair has the right to acquire pursuant to outstanding options which are immediately exercisable. The voting and disposition of the shares held by Domain Partners VI, L.P. and DP VI Associates, L.P. is determined by the managing members of One Palmer Square Associates VI, L.L.C., the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. The voting and disposition of the shares held by Domain Partners VII, L.P. and DP VII Associates, L.P. is determined by the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P. Dr. Blair is a managing member of Domain Associates, L.L.C., One Palmer Square Associates VI, L.L.C. and One Palmer Square Associates VII, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(2)	Includes 5,982,439 shares of common stock. Mr. Wheeler is a managing director of Clarus Ventures I, LLC, the General Partner to Clarus Ventures I Management, L.P., the General Partner to Clarus Lifesciences I, L.P. and has shared voting and disposition power related to all shares. All shares are held for the benefit of Clarus Lifesciences I, L.P. Mr. Wheeler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 12,750 shares of common stock Mr. Wheeler has the right to acquire pursuant to outstanding options which are immediately exercisable.
(3)	Includes 4,071,546 shares of common stock. The voting and disposition of the shares held by Scale Venture Partners II, LP is determined by a majority in interest of the five managers of Scale Venture Management II, LLC, the ultimate general partner of Scale Venture Partners II, LP. Mr. Bock is one of the managers of Scale Venture Management II, LLC and as such has a proportionate pecuniary interest in such shares, but does not have sole voting or investment power with respect to such shares. Mr. Bock disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 12,750 shares of common stock Mr. Bock has the right to acquire pursuant to outstanding options which are immediately exercisable.
(4)

Includes (a) 1,663,193 shares of common stock held by Thomas McNerney & Partners, L.P., (b) 56,094 shares of common stock held by TMP Nominee LLC, (c) 6,297 shares of common stock held by TMP Associates L.P., (d) 1,407,316 shares of common stock held by Thomas McNerney & Partners II, L.P., (e) 14,700 shares of common stock held by TMP Nominee II, LLC and (f) 5,280 shares of common stock held by TMP Associates II, L.P. Also includes 12,750 shares of common stock that Alex Zisson, a former director who is affiliated with these stockholders, has the right to acquire pursuant to outstanding options which are immediately exercisable.
(5)	Includes (a) 2,634,000 shares of common stock held by Fidelity Management & Research Company and (b) 500,000 held by Pyramis Global Advisors Trust Company.
(6)	Includes 2,962,327 shares of common stock. Chicago Growth Management II, LLC is the general partner of Chicago Growth Management II, LP, the general partner of Chicago Growth Partners II, L.P. Chicago Growth Management II, LLC and Chicago Growth Management II, LP have shared voting and dispositive power over the shares. Dr. Minocherhomjee is a Managing Director of Chicago Growth Management II, LLC and Chicago Growth Management II, LP and as such has a proportionate pecuniary interest in such shares, but does not have sole voting or investment power with respect to such shares. Dr. Minocherhomjee disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 7,500 shares of common stock Mr. Minocherhomjee has the right to acquire pursuant to outstanding options which are immediately exercisable.
(7)	Includes (a) 2,315,369 shares of common stock held by Abingworth Bioventures IV LP and (b) 19,849 shares of common stock held by Abingworth Bioventures IV Executives LP. Abingworth Management Ltd. serves as investment manager of Abingworth Bioventures IV L.P. and Abingworth Bioventures IV Executives L.P. Dr. Joe Anderson, Mr. Michael Bigham, Dr. Stephen Bunting and Dr. Jonathan MacQuitty comprise the investment committee of Abingworth Management Ltd. and may be deemed to have voting and investment control over the shares held by these stockholders. Abingworth Management Ltd. and the individuals noted above disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein. Mr. Haas disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 9,250 shares of common stock Mr. Haas has the right to acquire pursuant to outstanding options which are immediately exercisable.
(8)	Includes 90,000 shares Mr. Hawley acquired upon the early exercise of options, 3,750 of which are subject to our right of repurchase within 60 days of March 31, 2011. Includes 300,000 shares Mr. Hawley has the right to acquire pursuant to outstanding options which are immediately exercisable, 154,375 of which would be subject to our right of repurchase within 60 days of March 31, 2011.
(9)	Includes 150,000 shares Dr. Farr has the right to acquire pursuant to outstanding options which are immediately exercisable, 84,739 of which would be subject to our right of repurchase within 60 days of March 31, 2011.
(10)	Includes 153,000 shares Mr. Rhoads has the right to acquire pursuant to outstanding options which are immediately exercisable, 121,250 of which would be subject to our right of repurchase within 60 days of March 31, 2011.
(11)	Effective February 26, 2010, Mr. Nassif resigned as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary.
(12)	Includes 90,000 shares Dr. Robinson has the right to acquire pursuant to outstanding options which are immediately exercisable, 42,667 of which would be subject to our right of repurchase within 60 days of March 31, 2011.
(13)	Includes 62,967 shares Ms. Haldeman has the right to acquire pursuant to outstanding options which are immediately exercisable. Effective July 26, 2010, Ms. Haldeman resigned as our Chief Commercial Officer.
(14)	Includes 226,750 shares held by Garner Investments, LLC, of which Mr. Garner is the managing member, and 3,500 shares Mr. Garner has the right to acquire pursuant to outstanding options which are immediately exercisable.
(15)	Includes 13,500 shares Mr. Mast has the right to acquire pursuant to outstanding options which are immediately exercisable.
(16)	Mark Wiggins is a nominee for election to our board of directors at the 2011 annual meeting. Mr. Wiggins will be appointed by our board of directors as a Class I director on the date of our 2011 annual meeting.
(17)	Includes (a) 856,549 shares of common stock subject to outstanding options which are immediately exercisable, 403,031 of which would be subject to our right of repurchase within 60 days of March 31, 2011 and (b) 90,000 shares acquired upon the early exercise of options, 3,750 of which are subject to our right of repurchase within 60 days of March 31, 2011.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers and Key Employees

The following table sets forth certain information about our executive officers and certain key employees as of April 15, 2011:

Name	Age	Position
Executive Officers:
Roger L. Hawley	58	Chief Executive Officer and Director
Stephen J. Farr, Ph.D.	52	President, Chief Operating Officer and Director
Ann D. Rhoads	45	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Cynthia Y. Robinson, Ph.D.	52	Chief Development Officer
Key Employees:
Stephen H. Jenner	43	Senior Director, Marketing
Bret E. Megargel	42	Vice President, Corporate Development
Edward F. Smith III, Ph.D., RAC	57	Vice President, Regulatory Affairs and Safety
Mark R. Thompson	58	Vice President, Sales & Managed Markets
John J. Turanin	53	Vice President & General Manager, Zogenix Technologies

Executive Officers

The biographies of Roger L. Hawley and Stephen J. Farr, Ph.D. can be found under “Proposal 1 — Election of Directors.”

Ann D. Rhoads has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since March 2010. From 2000 to December 2009, Ms. Rhoads was the Chief Financial Officer and Senior Vice President for Premier, Inc., a healthcare service company, where she had responsibility for all areas of financial management, strategic planning, business development, information technology, and ethics and compliance. From August 1998 to 2000, Ms. Rhoads served as Vice President for strategic initiatives at Premier, where she was responsible for overseeing strategic investments, including a venture capital fund, as well as assisting Premier operating divisions with long range strategic planning. Prior to joining Premier, Ms. Rhoads held various positions at Sprout Group, a venture capital affiliate of Donaldson, Lufkin & Jenrette (now part of Credit Suisse First Boston), Bain & Company and Merrill Lynch Capital Partners (now known as Stonington Partners). Ms. Rhoads is a member of the board of directors of Novellus Systems, Inc. Ms. Rhoads received a B.S. from the University of Arkansas and an M.B.A. from the Harvard Business School.

Cynthia Y. Robinson, Ph.D. has served as our Chief Development Officer since April 2008, after consulting for us from April 2007 to April 2008. From November 2004 to July 2007, Dr. Robinson served as Senior Vice President, Development Operations at InterMune, Inc. From April 1989 to August 2004, Dr. Robinson held positions of increasing responsibility at Elan Pharmaceuticals, Inc., serving most recently as Vice President, Project Management, where she oversaw a portfolio of 14 global development programs from pre-clinical through commercialization, including multiple products in the therapeutic areas of CNS and pain. These efforts resulted in nine U.S. New Drug Applications, four European Marketing Authorization Applications and four U.S. product launches. Dr. Robinson holds a B.S. in Chemistry and a Ph.D. in Organic Chemistry from the University of Alabama.

Key Employees

Stephen H. Jenner has served as our Senior Director of Marketing since July 2008. From November 2007 to July 2008, Mr. Jenner served as the Senior Vice President of Client Services at MedAccess Communications, an advertising agency specializing in the pharmaceutical industry. From June 2005 to November 2007, Mr. Jenner served as the Senior Director of Marketing for Valeant Pharmaceuticals International, a publicly-held pharmaceutical company, where he led the Neurology Marketing Department. From July 2003 to June 2005, Mr. Jenner was the Senior Product Manager for Allergan Pharmaceuticals, a publicly-held pharmaceutical company, where he was the lead marketer for all Direct to Consumer activities related to BOTOX Cosmetic. From October 1998 to July 2003, Mr. Jenner held positions of increasing responsibility at Elan Pharmaceuticals, a publicly-held pharmaceutical company, most recently as Product Manager for the CNS/Movement Disorder Franchise. Mr. Jenner holds a B.S. in Business Administration from California Lutheran University and an M.B.A. from the University of Florida.

Bret E. Megargel is one of our co-founders and has served as our Vice President of Corporate Development since August 2006. From December 2005 to August 2006, Mr. Megargel served as a consultant to CG Pharma, Inc. From January 2005 to August 2007, Mr. Megargel served as Vice President of Planet Technologies, Inc., an allergy products company, where he was responsible for the general management of the company’s Allergy Free business. From 2002 to December 2004, Mr. Megargel served as Vice President of Business Development for Avera Pharmaceuticals, Inc., a private, central nervous system-focused development company. From 1999 to 2002, Mr. Megargel served as a Venture Partner for Windamere Venture Partners, LLC. During his tenure at Windamere, Mr. Megargel served as Vice President of Business Development for MD Edge, Inc., and Director of Business Development for Converge Medical, Inc. and was a member of the founding team of Dexcom, Inc. From 1991 to 1996, Mr. Megargel served as a consultant for The Healthcare Group of Marketing Corporation of America (now a Division of The InterPublic Group), where he was a case manager for projects that included major product development, licensing and acquisition, and marketing strategy assignments for pharmaceutical clients. Mr. Megargel received a B.A. in Economics from Dartmouth College and an M.B.A. at the Stanford University Graduate School of Business.

Edward F. Smith III, Ph.D., RAC has served as our Vice President, Regulatory Affairs and Drug Safety since October 2008. From April 2007 to October 2008, he was our Senior Director, Regulatory Affairs. From July 2006 to April 2007, he was the Senior Director, Regulatory Affairs at Connetics, a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. From October 2004 to July 2006, he was the Director, Regulatory Affairs at Nektar Therapeutics, a biopharmaceutical company. Dr. Smith has authored over 90 peer-reviewed scientific articles and has submitted numerous U.S. Food and Drug Administration and European Medicines Agency submissions. He was a Postdoctoral Fellow at the Medical University of South Carolina and the Institute of Pharmacology at the University of Koln in West Germany. Dr. Smith received a B.S. in Biology from Montana State University, an M.B.A. at Washington University and a Ph.D. in Physiology at Thomas Jefferson University.

Mark R. Thompson has served as our Vice President, Sales and Managed Markets since April 2008. From January 2006 to July 2007, Mr. Thompson served as Vice President, Sales of Valeant Pharmaceuticals International, a multinational specialty pharmaceutical company, where he led both the hepatology and neuroscience sales teams, as well as management of sales operations, analytics, and training. From March 2004 to December 2005, Mr. Thompson was the Vice President, Sales at InterMune, Inc., a biopharmaceutical company. From October 2002 to March 2004, Mr. Thompson was the Vice President, Sales at SkinMedica, Inc., a company focused on developing, acquiring and commercializing products that treat dermatologic conditions and improve the appearance of skin, and from August 2001 to October 2002 he served as Senior Director, National Sales for Elan Biopharmaceuticals, Inc., Primary Care Division leading a sales team of approximately 500 people. From July 1980 to August 2001, Mr. Thompson held positions of increasing responsibility at GSK serving most recently as Regional Vice President, where his responsibilities included sales of Imitrex® and other CNS products. Mr. Thompson holds a M.Ed. in Administration and Supervision from the University of North Carolina, Chapel Hill.

John J. Turanin is one of our co-founders and has served as our Vice President and General Manager, Zogenix Technologies since August 2010 and prior to that as our Vice President, Operations since our inception in May 2006. From 1997 to April 2006, Mr. Turanin served as Vice President, Corporate Planning and Program

Management and held positions as Senior Director of Program Management, Director of New Product Planning, and Director of Respiratory Products Business Unit at Aradigm Corporation, a specialty pharmaceutical company, where he was responsible for leading numerous product development programs and strategic alliances. Mr. Turanin was also responsible for directing Aradigm’s integration of the DosePro technology acquisition and serving as program director for the sumatriptan DosePro development program. From 1987 to 1996, Mr. Turanin was General Manager of operations, quality, product development, and marketing for the respiratory therapeutics division at Invacare Corporation, a global manufacturer of home medical products. Mr. Turanin holds a B.A. in Business from Indiana University of Pennsylvania and an M.B.A. from the University of Pittsburgh.

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis provides information about the material components of our executive compensation program for our “named executive officers,” consisting of the following persons:

•	Roger L. Hawley, our Chief Executive Officer;

•	Stephen J. Farr, Ph.D., our President and Chief Operating Officer;

•	Ann D. Rhoads, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary;

•	Cynthia Y. Robinson, Ph.D., our Chief Development Officer;

•	David W. Nassif, J.D., our former Executive Vice President, Chief Financial Officer, Treasurer and Secretary; and

•	J.D. Haldeman, our former Chief Commercial Officer.

Mr. Nassif resigned from his position as Executive Vice President and Chief Financial Officer in February 2010. In March 2010, we appointed Ann Rhoads as our new Executive Vice President, Chief Financial Officer, Treasurer and Secretary.

Ms. Haldeman resigned from her position as Chief Commercial Officer in July 2010.

Specifically, this compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee and our board of directors arrived at specific compensation policies and decisions involving our executive officers during the year ended December 31, 2010.

Executive Summary

We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, the key objectives of our executive compensation program are:

•	To attract, engage and retain an executive team who will provide leadership for our future success by providing competitive total pay opportunities.

•	To establish a direct link between our business results, individual executive performance and total executive compensation.

•	To align the interests of our executive officers with those of our stockholders.

The primary elements of our executive compensation program are (1) base salary, (2) annual short-term cash incentives, (3) long-term equity incentives, (4) post-termination benefits, and (5) other benefits, such as health insurance and retirement benefits. We believe that each component aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job, linking individual performance to our performance.

In general, the majority of our named executive officers’ total compensation is tied directly to corporate and individual performance, increases in our stock price, or both. Specific elements of our executive compensation program that demonstrate our pay-for-performance philosophy include:

•	The performance measures in our short-term cash incentive program are linked to key corporate objectives.

•

Corporate achievement represents the majority of each executive’s annual bonus opportunity and achievement relative to corporate objectives is used to determine the overall funding level of executive bonuses.

•	Our long-term equity incentives are granted in the form of stock options, which provide value to our executives only if our stock price increases.

This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our board of directors and our compensation committee consider and determine each element individually and then review the resulting total compensation and determine whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

We believe that the total compensation received by our named executive officers relating to 2010 was appropriate when viewed in light of our key corporate achievements during 2010, guided by our named executive officers, including the successful completion of our initial public offering, the launch of our first product, SUMAVEL DosePro, ongoing clinical advancement and initiation of Phase 3 clinical development of our next product candidate, ZX002 and the validation of our commercial manufacturing capabilities. Specifically, while our compensation committee acknowledged our corporate achievements and the high level of individual performance of our named executive officers during 2010, we did not meet all of our stated corporate objectives and annual bonus payments were reduced accordingly.

Compensation Determination Process

The compensation committee of our board of directors develops, reviews and approves each of the elements of our executive compensation program. The compensation committee also regularly assesses the effectiveness and competitiveness of our compensation programs.

In the first quarter of each year, the compensation committee reviews the performance of each of our named executive officers during the previous year. At this time the compensation committee also reviews our performance relative to the corporate performance objectives set by the board of directors for the year under review and makes the final bonus payment determinations based on our performance and the compensation committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the compensation committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional stock option awards to our named executive officers and certain other eligible employees for the then-current fiscal year.

During the fourth quarter of each year our compensation committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full board of directors for approval. Our Chief Executive Officer, with the assistance and support of our Chief Financial Officer and our human resources department, aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers, other than himself. The compensation committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee considers, but is not bound to accept, the Chief Executive Officer’s recommendations with respect to named executive officer compensation. In the beginning of each year, our named executive officers work with our Chief Executive Officer to establish their individual performance goals for the year, based on their respective roles within the company.

Our Chief Executive Officer generally attends all of the compensation committee meetings, but the compensation committee also holds executive sessions that are not attended by any members of management or non-independent directors, as needed from time to time. Any decisions regarding our Chief Executive Officer’s compensation are made without him present.

Role of Compensation Consultant and Comparable Company Information

Our compensation committee has not historically established compensation levels based on benchmarking. Our compensation committee has instead relied upon the judgment of its members in making compensation decisions, after reviewing our performance and carefully evaluating a named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value.

The compensation committee is authorized to retain the services of third-party compensation consultants and other outside advisors from time to time, as the committee sees fit, in connection with compensation matters. Compensation consultants and other advisors retained by the compensation committee will report directly to the compensation committee which has the authority to select, retain and terminate any such consultants or advisors.

In May 2010, our compensation committee engaged Compensia, Inc., or Compensia, to provide compensation consulting services and to assist the compensation committee in the determination of the key elements of our executive compensation programs. Specifically, for 2010, the compensation committee requested Compensia to advise it on a variety of compensation-related issues, including:

•	compiling, analyzing and presenting third-party survey data regarding the compensation of executives at comparable companies;

•	evaluating our current executive compensation program relative to this survey data, including base salary, bonus and equity ownership levels; and

•	providing general information concerning executive compensation trends and developments.

Compensia did not provide any other services to us in 2010 beyond its engagement as an advisor to the compensation committee on executive compensation matters.

The comparable company information presented to the compensation committee by Compensia in May 2010 consisted of industry survey data for two groups of companies: private companies and public companies. The compensation committee reviewed data from The Radford Global Life Sciences Compensation Survey, which consists of public companies throughout the United States primarily from the life sciences industry with between 50 and 150 employees. The compensation committee also reviewed data from the Advanced HR – Option Impact Pre-IPO Compensation Database, which consists of private companies throughout the United States. The data from this survey reviewed by our compensation committee was for companies from the life sciences industry, with between 50 and 150 employees and that had raised more than $100 million in capital. This survey data was presented separately to the compensation committee, so that it could see the relative compensation levels for both private and public companies. With respect to the survey data presented to the compensation committee, the identities of the individual companies included in the survey were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. We believe that by utilizing both sets of survey data, our compensation committee is able to review an appropriate set of competitive data for use in making compensation decisions.

While our compensation committee reviewed the foregoing third party survey data in connection with its determinations of the 2010 base salaries, target bonuses and equity awards for our named executive officers, our committee did not attempt to set those compensation levels or awards at a certain target percentile with respect to the third party survey data or otherwise rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the compensation committee members relied on their judgment and experience in setting those compensation levels and making those awards.

We expect that the compensation committee will continue to review comparable company survey data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation.

The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee’s and the board of director’s assessment of our Chief Executive Officer’s and President and Chief Operating Officer’s roles and responsibilities within our company, there are significant compensation differentials between these named executive officers and our other named executive officers.

We do not yet have a formal policy to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would otherwise reduce the size of the initial payment or award.

Executive Compensation Components

The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts are determined.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee believes that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

Our Chief Executive Officer’s base salary is based upon the same policies and criteria used for other named executive officers as described above. Each year the compensation committee reviews the Chief Executive

Officer’s compensation arrangements and his individual performance for the previous fiscal year, as well as our performance as a whole, and makes recommendations to the full board of directors of adjustments to such compensation, if appropriate.

In March 2010, Ann Rhoads commenced employment as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, and the compensation committee set her initial base salary at $325,000 per year based on its review and consideration of the factors described in the first paragraph above.

In May 2010, the compensation committee reviewed the base salaries of our named executive officers. The compensation committee, in consultation with our Chief Executive Officer (with respect to the salaries of our other named executive officers) and Compensia, determined to increase base salaries of our named executive officers for 2010, effective April 1, 2010, subject to improvement of our financial condition. In August 2010, in light of our improved financial condition based on our debt restructuring, our compensation committee approved the implementation of the base salary increases of our named executive officers (and the full board of directors approved the increase for Mr. Hawley). As Ms. Haldeman resigned her position in July 2010, she did not receive this adjustment. The base salaries for our named executive officers as of April 1, 2010 were as shown in the following table.

In March 2011, the compensation committee reviewed the base salaries of our named executive officers. The compensation committee, in consultation with our Chief Executive Officer (with respect to the salaries of our other named executive officers) and Compensia, determined to increase base salaries of our named executive officers for 2011, effective April 1, 2011. The base salaries for our named executive officers as of April 1, 2011 are as shown in the following table.

Named Executive Officer	2009 Base Salary	Base Salary as of April 1, 2010	Base Salary as of April 1, 2011
Roger L. Hawley	$400,000	$420,000	$435,000

Stephen J. Farr, Ph.D.	$325,000	$341,250	$350,000

Ann D. Rhoads	N/A	$325,000	$335,000

Cynthia Robinson, Ph.D.	$260,000	$272,000	$280,000

The actual base salaries paid to all of our named executive officers for 2010 are set forth in the “Summary Compensation Table” below.

Performance Bonuses

Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our board of directors and, with respect to our named executive officers other than Mr. Hawley, individual performance.

Bonuses are set based on the executive’s base salary as of the end of the bonus year, and are expected to be paid out in the first quarter of the following year. The target levels for executive bonuses are currently as follows: 50% of base salary for the Chief Executive Officer (100% of which is based on corporate objectives), 45% of base salary for our President and Chief Operating Officer and Executive Vice President and Chief Financial Officer (80% of which is based on corporate objectives and 20% of which is based on individual performance), and 35% of base salary for all other named executive officers (60% of which is based on corporate objectives and 40% of which is based on individual performance).

At the beginning of each year, the board of directors (considering the recommendations of the compensation committee and management) sets corporate goals and milestones for the year. These goals and milestones and the proportional emphasis placed on each are set by the board of directors after considering management input and our overall strategic objectives. These goals generally relate to factors such as financial targets, achievement of product development objectives and establishment of new collaborative arrangements. The board of directors, upon recommendation of the compensation committee, determines the level of achievement of the corporate goals for each year. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total bonus opportunity, before any determination of the individual component of the award. The individual component of each named executive’s bonus award is not necessarily based on the achievement of any predetermined criteria or guidelines but rather on the compensation committee’s subjective assessment of the officer’s overall performance of his or her duties. In coming to this determination, our compensation committee does not follow any guidelines, nor are there such standing guidelines regarding the exercise of such discretion.

All final bonus payments to our named executive officers are determined by our compensation committee, other than the bonus payments to our Chief Executive Officer, whose compensation is approved by the full board of directors. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee (or the full board of directors, with respect to our Chief Executive Officer).

2010 Performance Bonuses. For 2010, corporate objectives generally fell into the following categories: the successful commercialization of Sumavel DosePro (65%); ensuring product availability of Sumavel DosePro and cost effectiveness during 2010 (10%); realizing value from the company’s core assets, including Sumavel DosePro (15%); and progressing the Hydrocodone CR program through key development milestones to ensure the submission of an NDA to the FDA (10%). Objectives were weighted based on their level of importance to the business plan.

In evaluating management’s performance against our 2010 corporate goals, our board of directors determined to award a corporate achievement level of 57.5% relative to those goals. As stated above, quantitative measures were not established for the corporate objectives during 2010. Instead these performance objectives were used as a guide by the board of directors in subjectively determining overall corporate performance as they represented those areas in which the named executive officers and our employees generally were expected to focus their efforts. The board of directors believed that it was better to evaluate our overall performance in these areas throughout the year and without regard to pre-determined targets or goals in light of the general economic and industry conditions in which we operate and the limited proceeds generated in connection with our initial public offering in November 2010. In coming to its final determination regarding the overall corporate achievement percentage, and the resulting funding of our annual bonus program, our board of directors awarded half credit for corporate performance relative to the first objective, noting that, together with our co-promotion partner, we successfully launched SUMAVEL DosePro during 2010. The board of directors, however, did not award full credit for this objective in its discretion as it determined that full credit would have resulted in a funding level for the executive and employee bonus pool that was too high based on our overall performance, together with our co-promotion partner, in this area during 2010. With respect to the second objective, our board of directors awarded substantially full credit in recognition of the satisfactory validation of our commercial manufacturing capabilities. With respect to the third objective, our board of directors awarded one-third credit for this objective. The board noted that while no new strategic business arrangements were secured in 2010, we did successfully progress Sumavel DosePro into new territories through our partnership with Desitin Pharma and progressed the product profile of an early stage product candidate to the satisfaction of the board of directors. With respect to the final objective, our board of directors awarded us an achievement level in excess of the expected level based on our initiation of Phase 3 clinical development of our next product candidate, ZX002, in an efficient manner.

This achievement level was then used to determine each named executive officer’s bonus. For Mr. Hawley, as his entire bonus is based on corporate achievement, his 2010 annual bonus represents the 57.5% of his target bonus. For the other named executive officers, each of his or her target bonus was first multiplied by 57.5%. The resulting amount was then split into its corporate and individual components, based on the weighting applicable to such named executive officer as described above.

The compensation committee’s determination of the individual components of the 2010 bonus awards for our named executive officers was not based on the achievement of any predetermined individual performance objectives, criteria or guidelines, but rather on the compensation committee’s subjective assessment of each officer’s overall performance of their duties during 2010.

The bonuses paid to our named executive officers for 2010 are set forth in the following table:

Named Executive Officer	2010 Bonus ($)
Roger L. Hawley	120,750
Stephen J. Farr, Ph.D.	88,311
Ann D. Rhoads	84,094
Cynthia Robinson, Ph.D.	54,740

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2010, while our compensation committee reviewed competitive market data prepared by Compensia in connection with its grant of long-term equity incentive awards to the named executive officers, such awards were not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We have not granted any equity awards other than stock options to date.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of options are typically approved by the compensation committee during the first quarter of each year. While we intend that the majority of stock option awards to our employees be made pursuant to initial grants or our annual grant program, the compensation committee retains discretion to make stock option awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards to our named executive officers have generally vested over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate. Also, commencing in 2011, annual stock option awards to our named executive officers will vest monthly over a four-year period. For a description of certain accelerated vesting provisions applicable to such options, see “—Employee Equity Incentive Plans—2010 Equity Incentive Award Plan” and “—Employee Equity Incentive Plans—2006 Equity Incentive Plan” below. We do not have any stock ownership requirements for our named executive officers.

In May 2010, the compensation committee granted Ms. Rhoads stock options to purchase 150,000 shares of our common stock in consideration of her commencement of employment as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary. The compensation committee established this award based on its review and consideration of the factors described in the first paragraph above. This option award vests monthly over the four-year period following Ms. Rhoads’ date of hire, which was March 2010.

In May 2010, the compensation committee, and the board of directors with respect to our Chief Executive Officer, awarded the following options to our named executive officers: Mr. Hawley, options to purchase 150,000 shares; Dr. Farr, options to purchase 100,000 shares; Mr. Rhoads, options to purchase 20,000 shares; Dr. Robinson, options to purchase 32,000 shares; and Ms. Haldeman, options to purchase 10,000 shares. Each of these option awards vests over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. The compensation committee’s recommendation regarding each named executive officer’s award amount was not based on any quantifiable factors, but instead was based on the compensation committee’s subjective analysis of the award levels the committee deemed appropriate for each executive in light of various factors, including: our clinical, commercial and operational successes during 2010 despite our limited cash resources; and the need to continue to incentivize our executives. Each of these factors was taken into consideration by the compensation committee for each executive, as was management’s recommendations regarding the appropriate award levels. The final award levels, however, were entirely based on the compensation committee’s subjective analysis of these general factors and internal pay equity considerations.

In March 2011, the compensation committee awarded the following options to our named executive officers: Mr. Hawley, options to purchase 300,000 shares; Dr. Farr, options to purchase 250,000 shares; Ms. Rhoads, options to purchase 180,000 shares; and Dr. Robinson, options to purchase 110,000 shares. Each of these option awards vests monthly over a four-year period. The compensation committee’s recommendation regarding each named executive officer’s award amount was not based on any quantifiable factors, but instead was based on the compensation committee’s subjective analysis of the award levels the committee deemed appropriate for each executive in light of various factors, including the dilution created as a result of our initial public offering and the need to continue to incentivize our executives. Each of these factors was taken into consideration by the compensation committee for each executive, as was management’s recommendations regarding the appropriate award levels. The final award levels, however, were entirely based on the compensation committee’s subjective analysis of these general factors and internal pay equity considerations.

We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information.

Retirement Savings

All of our full-time employees in the U.S., including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $16,500 in 2010 (additional salary deferrals not to exceed $5,500 are available to those employees 50 years of age or older) and to have the amount of this reduction contributed to our 401(k) plan. While we may elect to make matching contributions, no such contributions have been made.

Health and Welfare Benefits, Perquisites and Other Compensation

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel.

Health and Welfare Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites. We do not provide significant perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance for our named executive officers.

Post Termination Benefits

We have entered into employment agreements which provide for certain severance benefits in the event a named executive officer’s employment is involuntarily or constructively terminated. Such severance benefits are intended and designed to alleviate the financial impact of an involuntary termination and maintain a stable work environment through salary continuation and equity award vesting acceleration. We provide severance benefits because they are essential to help us fulfill our objective of attracting and retaining key managerial talent. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and for our company size and are designed to attract highly qualified individuals and maintain their employment with us. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future, which determination was based in part on input from management and our board of directors. For a description of these employment agreements, see “—Employment and Release Agreements—Employment Agreements” below.

Tax Deductibility of Executive Compensation

The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance based. As we are only recently a publicly-traded company, our board of directors has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our compensation committee, however, has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly known as SFAS No. 123(R)), or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2010, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectively submitted,

The Compensation Committee of the Board of Directors

Cam L. Garner (Chairman)

James C. Blair, Ph.D.

Arda M. Minocherhomjee, Ph.D.

Kurt C. Wheeler

Summary Compensation Table

The following table shows information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2010, 2009, and 2008.

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Roger L. Hawley	2010	415,000	—	—	1,795,707	120,750	79	2,331,536
Chief Executive Officer	2009	381,667	100,000	—	156,223	—	79	637,969
	2008	400,000	—	—	880,290	—	93	1,280,383

Stephen J. Farr, Ph.D.	2010	337,225	—	—	1,197,138	88,311	79	1,622,753
President and Chief Operating Officer	2009	310,104	81,250	—	110,658	—	79	502,091
	2008	325,000	—	—	73,358	—	93	398,451

Ann D. Rhoads(6)	2010	270,833	—	—	2,035,135	84,094	66	2,390,128
Executive Vice President and Chief Financial Officer

Cynthia Robinson, Ph.D.(7)	2010	269,000	—	—	383,084	54,740	79	706,903
Chief Development Officer	2009	248,083	65,000	—	26,037	—	79	339,199
	2008	208,333	—	—	471,552	—	89,035	768,920

David W. Nassif, J.D.(8)	2010	73,333	—	—	—	—	334,080	407,413
Former Executive Vice President and Chief Financial Officer	2009	248,083	65,000	—	—	—	79	313,162
	2008	260,000	—	—	—	—	93	260,093

J.D. Haldeman(9)	2010	173,411	—	—	119,714	—	260,050	553,175
Former Chief Commercial Officer	2009	243,313	63,750	—	52,074	—	79	359,216
	2008	251,073	—	—	—	—	93	251,166

(1)	The salaries paid for 2009 are lower than those for 2008, reflecting the 10% voluntary salary reduction taken by the named executive officers for a portion of 2009.
(2)	For 2009, represents amounts paid under a retention bonus program.
(3)	Represents the grant date fair value of the awards granted in the relevant fiscal year as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 4, 2011.
(4)	These amounts represent 2010 performance bonuses under our executive bonus program, which is described above under “— Compensation Discussion and Analysis — Performance Bonuses.” No bonuses were earned for 2009 or 2008 performance under the executive bonus program due to the need to conserve cash.
(5)	Reflects premiums paid by the company for term life insurance for our named executive officers. The amounts shown for Mr. Nassif for 2010 also include consulting fees of $59,775 paid to him by us during the period February 2010 through December 2010, following his cessation of service as our Executive Vice President and Chief Financial Officer, and severance payments of $274,292. The amounts shown for Ms. Robinson for 2008 also include consulting fees of $88,975 paid to her by us during the period January 2008 through March 2008, when she commenced employment as our chief development officer. The amounts shown for Ms. Haldeman for 2010 also include severance payments of $260,004.
(6)	For 2010, reflects a pro-rated salary for Ms. Rhoads due to the fact the Ms. Rhoads was appointed Executive Vice President and Chief Financial Officer in March 2010.
(7)	For 2008, reflects a pro-rated salary for Ms. Robinson due to the fact the Ms. Robinson was appointed chief development officer in April 2008.

(8)	Effective February 26, 2010, Mr. Nassif resigned his positions with us. Beginning March 1, 2010, he began providing executive consulting services to us.
(9)	For 2010, reflects a pro-rated salary for Ms. Haldeman. Effective July 26, 2010, Ms. Haldeman resigned her position with us.

2010 Grants of Plan-Based Awards

The following table sets forth summary information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2010.

Name	Grant Date(1)	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards Target ($)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)		Grant Date Fair Value of Stock and Option Awards(4)
Roger L. Hawley	5/25/2010	210,000	—	150,000	4.00		1,795,707
Stephen J. Farr, Ph.D.	5/25/2010	153,563	—	100,000	4.00		1,197,138
Ann D. Rhoads	5/25/2010	146,250	—	150,000	4.00	(5)	1,795,707
	5/25/2010	—	—	20,000	4.00		239,428
Cynthia Robinson, Ph.D.	5/25/2010	95,200	—	32,000	4.00		383,084
J.D. Haldeman	5/25/2010	89,250	—	10,000	4.00		119,714

(1)	Unless otherwise indicated, twenty-five percent of the shares underlying options vest on the first anniversary of the vesting commencement date and the remaining options vest on a monthly basis over the subsequent three-year period of continuous service and all options have a 10-year term from the date of grant. All options are immediately exercisable. Unvested options are subject to a right of repurchase within 90 days of termination of employment.
(2)	These amounts represent the target 2010 performance bonuses under our executive bonus program, which is described above under “—Compensation Discussion and Analysis – Performance Bonuses.”
(3)	Reflects the fair market value per share of our common stock on the grant date as determined by our board of directors.
(4)	Represents the grant date fair value of the awards as computed in accordance with ASC Topic 718. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 4, 2011.
(5)	The options vest on a monthly basis over a four-year period of continuous service following Ms. Rhoads’ date of hire in March 2010 and have a 10-term from the date of grant.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2010 Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and compensation plans and arrangements is set forth below.

Employment and Release Agreements

Employment Agreements

In May 2008, our board of directors approved our entering into employment agreements with each of our named executive officers. In March 2010, we entered into an employment agreement with Ms. Rhoads in connection with her commencement of employment as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary.

Pursuant to each of the employment agreements, if we terminate such officer’s employment without cause (as defined below) or such officer resigns for good reason (as defined below) or such officer’s employment is terminated as a result of his or her death or following his or her permanent disability, the executive officer or his or her estate, as applicable, is entitled to the following payments and benefits: (1) his or her fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award or agreement, health benefits plan or other group benefit plan to which he or she may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his or her base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such officer remained continuously employed by us during such period.

If a named executive officer is terminated without cause or resigns for good reason during the period commencing 60 days prior to a change in control (as defined below) or 12 months following a change in control, such officer shall be entitled to receive, in addition to the severance benefits described above, the following payments and benefits: (1) a lump sum cash payment in an amount equal to his or her bonus (as defined below) for the year in which the termination of employment occurs; and (2) in the case of Mr. Hawley, an additional lump sum cash payment in an amount equal to six months of his base salary as in effect immediately prior to the date of termination. In addition, in the event of a change in control, the vesting and exercisability of 50% of the executive officer’s outstanding unvested stock awards shall be automatically accelerated and, in the event an executive officer is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of the executive officer’s outstanding unvested stock awards shall be automatically accelerated. For a further description of the potential compensation payable to our named executive officers under their employment agreements, please see “— Potential Payments Upon Termination or Change in Control” below.

For purposes of the employment agreements, “cause” generally means an executive officer’s (1) commission of an act of fraud, embezzlement or dishonesty or some other illegal act that has a material adverse impact on us or any successor or affiliate of ours, (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony, (3) unauthorized use or disclosure of our confidential information or trade secrets or any successor or affiliate of ours that has, or may reasonably be expected to have, a material adverse impact on any such entity, (4) gross negligence, insubordination or material violation of any duty of loyalty to us or any successor or affiliate of ours, or any other material misconduct on the part of the executive officer, (5) ongoing and repeated failure or refusal to perform or neglect of his or her duties as required by his or her employment agreement, which failure, refusal or neglect continues for 15 days following his or receipt of written notice from our board of directors, Chief Executive Officer or supervising officer, as applicable, stating with specificity the nature of such failure, refusal or neglect, or (6) breach of any policy of ours or any material provision of his or her employment agreement.

For purposes of the employment agreements, “good reason” generally means (1) a material diminution in the executive officer’s authority, duties or responsibilities, (2) a material diminution in the executive officer’s base compensation, unless such a reduction is imposed across-the-board to senior management of the company, (3) a material change in the geographic location at which the executive officer must perform his or her duties, or (4) any other action or inaction that constitutes a material breach by us or any successor or affiliate of ours of its obligations to the executive officer under his or her employment agreement.

For purposes of the employment agreements, “bonus” generally means an amount equal to the average of the bonuses awarded to the named executive officer for each of the three fiscal years prior to the date of his or her termination of employment, or such lesser number of years as may be applicable if the executive officer has not been employed for three full years on the date of termination of employment. However, to the extent the executive officer has not received any bonus prior to the date of his or her termination of employment due to the fact that his or her employment commenced during the fiscal year in which the termination occurs, “bonus” means an amount equal to his or her target bonus for the fiscal year in which such termination occurs (calculated by reference to the target bonus level in effect on the date of termination) multiplied by the corporate performance achievement percentage approved by the board of directors or its designee with respect to the payment of executive bonuses for the preceding fiscal year.

For purposes of the employment agreements, “change in control” has the same meaning as such term is given under the terms of our 2010 Equity Incentive Award Plan, as described below.

Release Agreements

In February 2010, we entered into a general release of claims with Mr. Nassif, which release superseded his employment agreement. Pursuant to the release, (1) we paid him a cash payment equal to $260,000, representing his annual base salary as in effect immediately prior to his termination of employment, (2) we agreed to continue his health benefits for a period of 12 months following the date of his termination of employment, and (3) the vesting and exercisability of all of his outstanding unvested stock awards was accelerated as. Following his termination of employment, Mr. Nassif commenced consulting for us in March 2010.

In August 2010, we entered into a general release of claims with Ms. Haldeman, which release superseded her employment agreement. Pursuant to the release (1) we paid her a cash payment equal to $255,000, representing her annual base salary as in effect immediately prior to her resignation, (2) we agreed to continue her health benefits for a period of 12 months following the date of her resignation, (3) the vesting and exercisability of her outstanding unvested stock awards was accelerated as to the number of stock awards that would have vested over the 12-month period following her resignation, and (4) the expiration date of Ms. Haldeman’s vested options was extended until July 26, 2011. In addition, in the event of a change in control on or before September 26, 2010, we agreed to pay Ms. Haldeman an additional cash amount of $52,085, representing her bonus as of the date of her resignation. In the event of a change in control on or before October 26, 2010, the vesting and exercisability of 100% of Ms. Haldeman’s outstanding unvested stock awards as of her date of resignation would have been automatically accelerated.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and unvested stock awards for each of the named executive officers outstanding as of December 31, 2010.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Roger L. Hawley	150,000		—	—	4.00	5/24/2020	—	—
	60,000		—	—	2.50	8/30/2019	—	—
	90,000		—	—	3.50	10/20/2018	—	—

Stephen J. Farr, Ph.D.	100,000		—	—	4.00	5/24/2020	—	—
	42,500		—	—	2.50	8/30/2019	—	—
	42,500		—	—	3.50	10/20/2018	—	—

Ann D. Rhoads	133,000	(3)	—	—	4.00	5/24/2020	—	—
	20,000		—	—	4.00	5/24/2020	—	—

Cynthia Robinson, Ph.D.	32,000		—	—	4.00	5/24/2020	—	—
	10,000		—	—	2.50	8/30/2019	—	—
	48,000		—	—	3.50	10/20/2018	—	—

J.D. Haldeman	2,915		—	—	4.00	5/24/2020	—	—
	18,333		—	—	2.50	8/30/2019	—	—
	9,219		—	—	0.50	5/29/2017	—	—
	32,500		—		0.50	2/12/2017	—	—

(1)	Unless otherwise indicated, 25% of the shares underlying options vest on the first anniversary of the vesting commencement date and the remaining options vest on a monthly basis over the subsequent three-year period of continuous service and all options have a 10-year term from the date of grant. All options are immediately exercisable. Unvested options are subject to a right of repurchase within 90 days of termination of employment.
(2)	The options granted with an expiration date of 8/30/2019 vest on a monthly basis over a two-year period of continuous service and have a 10-term from the date of grant.
(3)	The options vest on a monthly basis over a four-year period of continuous service and have a 10-term from the date of grant.

Option Exercises and Stock Vested

The following table summarizes information regarding each exercise of stock options during 2010 for each of the named executive officers. None of the named executive officers vested in any stock awards during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
Roger L. Hawley	—	—	—	—
Stephen J. Farr, Ph.D.	—	—	—	—
Ann D. Rhoads	17,000	$28,390	—	—
Cynthia Robinson, Ph.D.	—	—	—	—
David W. Nassif, J.D.	—	—	—	—
J.D. Haldeman	5,781	$72,263	—	—

(1)	The value realized upon exercise of an option is calculated based on the number of shares issued upon exercise of such option multiplied by the difference between the fair market value per share on the date of exercise less the exercise price per share of such option.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to our named executive officers in four scenarios: (1) upon termination by us without cause or the executive’s resignation for good reason apart from a change in control; (2) upon termination by us following the executive’s permanent disability or as a result of the executive’s death; (3) upon termination by us without cause or the executive’s resignation for good reason within 60 days prior to or 12 months following a change in control; or (4) in the event of a change in control without a termination of employment. The table assumes that the termination of employment or change in control, as applicable, occurred on December 31, 2010. The definitions of “cause”, “good reason” and “bonus” are contained in the applicable employment agreement for each of our named executive officers, which are described above under the heading “—Employment and Release Agreements—Employment Agreements.”

Name and Position	Benefit Type	Payment in the Event of a Termination by the Company Without Cause or by Executive for Good Reason Apart from a Change in Control(1)(2)	Payment in the Event of a Termination by the Company following Executive’s Permanent Disability or as a Result of Executive’s Death(1)(2)	Payment in the Event of a Termination by the Company Without Cause or by Executive for Good Reason Within 60 Days Prior to or 12 Months Following a Change in Control(3)(4)	Payment in the Event of a Change in Control Without Termination(5)
Roger L. Hawley	Severance	$420,000	$420,000	$750,750	—
Chief Executive Officer	Benefits(6)	10,396	10,396	10,396	—
	Equity Awards	231,244	231,244	459,806	$229,901

Stephen J. Farr, Ph.D.	Severance	341,250	341,250	429,561	—
President and Chief Operating Officer	Benefits(6)	15,327	15,327	15,327	—
	Equity Awards	96,342	96,342	224,982	112,490

Ann D. Rhoads	Severance	325,000	325,000	409,094	—
Executive Vice Pres. and Chief Financial Officer	Benefits(6)	5,118	5,118	5,118	—
	Equity Awards	70,975	70,975	236,931	118,465

Cynthia Y. Robinson, Ph.D.	Severance	272,000	272,000	326,740	—
Chief Development Officer	Benefits(6)	5,569	5,569	5,569	—
	Equity Awards	51,288	51,288	113,068	56,534

(1)	Cash severance represents 12 months of base salary for each named executive officer, payable in cash in a lump sum.
(2)	Value of equity award acceleration represents the value of those options and restricted stock issued upon the early exercise of stock options that would immediately vest and/or be released from the company’s repurchase option, respectively, as a result of the named executive officer’s termination or as a result of the named executive officer’s death or disability. The value attributable to stock options not previously exercised that would vest in such event is the difference between the fair market value per share of our common stock on December 31, 2010 ($5.67) less the exercise price per share of such stock option multiplied by the number of shares that would vest. The value attributable to shares of restricted stock issued upon the early exercise of stock options that would be released from our repurchase option in such event equals the fair market value per share of our common stock on December 31, 2010 ($5.67) multiplied by the number of shares that would be released.

(3)	Cash severance represents the sum of the following, payable in a lump sum cash payment: (1) 12 months of base salary for each executive officer (18 months in the case of Mr. Hawley) payable in a lump sum cash payment, plus (2) the average of the bonuses awarded to the executive officer for the fiscal years 2010, 2009 and 2008 (in this case, this amount is equal to the 2010 bonus paid to the named executive officer, as there were no bonuses paid for 2008 and 2009 under the company’s executive bonus program). Please see the definition of “bonus” under the heading “— Employment and Release Agreements — Employment Agreements” above.
(4)	A named executive officer’s equity awards will vest in full in the event he or she is terminated without cause or he or she resigns for good reason within three months prior to or 12 months following a change in control, which is a slightly different trigger than applies to eligibility for cash severance. Value of equity award acceleration represents the value of those options and restricted stock that would immediately vest and/or be released from the company’s repurchase option, respectively, as a result of the named executive officer’s termination. The value attributable to stock options not previously exercised that would vest in such event is the difference between the fair market value per share of our common stock on December 31, 2010 ($5.67) less the exercise price per share of such stock option multiplied by the number of shares that would vest. The value attributable to shares of restricted stock issued upon the early exercise of stock options that would be released from our repurchase option in such event equals the fair market value per share of our common stock on December 31, 2010 ($5.67) multiplied by the number of shares that would be released.
(5)	Value of equity award acceleration represents the value of those options and restricted stock issued upon the early exercise of stock options that would immediately vest and/or be released from the company’s repurchase option, respectively, upon a change in control without a termination of employment. The value attributable to stock options not previously exercised that would vest in such event is the difference between the fair market value per share of our common stock on December 31, 2010 ($5.67) less the exercise price per share of such stock option multiplied by the number of shares that would vest. The value attributable to shares of restricted stock issued to the named executive officer upon the early exercise of stock options that would be released from our repurchase option in such event equals the fair market value per share of our common stock on December 31, 2010 ($5.67) multiplied by the number of shares that would be released.
(6)	Represents the value of the continuation of health benefits for a period of 12 months following the date of the named executive officer’s termination.

Risk Assessment of Compensation Program

In April 2011, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions and series of similar transactions, since the beginning of fiscal year 2010, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. Although we have had no formal written policy prior to our initial public offering, or IPO, in November 2010, we now have a written policy which requires that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved by our audit committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.

2010 Convertible Note Financing

In July 2010, we entered into a note purchase agreement with certain existing investors pursuant to which we sold in a private placement an aggregate of $15.0 million of convertible promissory notes, or the 2010 Notes. The principal amount of the 2010 Notes and accrued interest thereon automatically converted into shares of our common stock upon completion of our IPO at a conversion price of $4.00.

The participants in the 2010 convertible note financing included the following holders of more than 5% of our common stock, or entities affiliated with them. The following table sets forth the principal amount of 2010 Notes issued to each such party:

Investor(1)	Principal Amount
Funds affiliated with Domain Associates L.L.C.(2)	$3,440,206
Clarus Lifesciences I, L.P.	$3,423,902
Chicago Growth Partners II, L.P.	$2,299,963
Scale Venture Partners II, LP	$2,282,541
Funds affiliated with Thomas, McNerney & Partners, L.P.(3)	$2,057,675
Funds affiliated with Abingworth Bioventures(4)	$1,495,713

(1)	Additional details regarding these stockholders and their equity holdings is provided in “Security Ownership of Certain Beneficial Owners and Management” above.
(2)	Includes $3,382,513 issued to Domain Partners VII, L.P. and $57,693 issued to DP VII Associates, L.P.
(3)	Includes $503,318 issued to Thomas, McNerney & Partners, L.P., $9,224 issued to TMP Nominee, LLC, $1,878 issued to TMP Associates, L.P., $1,521,650 issued to Thomas McNerney & Partners II, L.P., $15,896 issued to TMP Nominee II, LLC and $5,710 issued to TMP Associates II, L.P.
(4)	Includes $12,714 issued to Abingworth Bioventures IV Executives LP and $1,482,999 issued to Abingworth Bioventures IV LP.

Investors’ Rights Agreement

We have entered into an amended and restated investors’ rights agreement with certain of our stockholders who purchased shares of our preferred stock prior to our IPO, holders of our warrants and holders of the 2010 Notes. This agreement provides for certain rights relating to the registration of the shares of common stock issued to them upon the conversion of their preferred stock and 2010 Notes in connection with our IPO in November

2010, and upon the exercise of their warrants. These rights will terminate upon the earlier of November 2015 or for any particular holder with registration rights, at such time when all securities held by that stockholder that are subject to such registration rights may be sold in a transaction or series of transactions within one trading day pursuant to Rule 144 under the Securities Act of 1933, as amended. All holders of our preferred stock immediately prior to our initial public offering are parties to this agreement.

Voting Agreement

Pursuant to a voting agreement originally entered into in August 2006 and most recently amended in December 2009 by and among us and certain of our stockholders, the following directors were each elected to serve as members on our board of directors and, as of the date of this proxy statement, continue to so serve: Drs. Blair, Farr and Minocherhomjee and Messrs. Bock, Garner, Haas, Hawley, Mast and Wheeler. Pursuant to the voting agreement, Mr. Hawley, as our Chief Executive Officer, was initially selected to serve on our board of directors as a representative of our common stock, as designated by a majority of our common stockholders. Drs. Blair and Minocherhomjee and Messrs. Bock, Haas and Wheeler were initially selected to serve on our board of directors as representatives of our preferred stock, as designated by Domain Partners VII, L.P., Chicago Growth Partners, Scale Venture Partners II, LP, Abingworth Management Limited, Clarus Lifesciences I, L.P. and Thomas, McNerney & Partners, L.P., respectively. Dr. Farr was initially selected to serve on our board of directors as chosen unanimously by the remaining directors.

The voting agreement terminated upon the completion of our IPO, and members previously elected to our board of directors pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by holders of our common stock.

Participation in our IPO

Entities affiliated with Abingworth Bioventures, Chicago Growth Partners II, L.P., Clarus Lifesciences I, L.P., Domain Associates, L.L.C., Scale Venture Partners II, LP and Thomas, McNerney & Partners, L.P., each of which is a current stockholder, and Cam L. Garner, our chairman of the board of directors, purchased $2,000,000, $2,200,000, $7,000,000, $9,399,996, $5,000,000, $2,835,584 and $120,000 of shares of our common stock in our IPO, respectively, at the initial public offering price of $4.00 per share.

Employment and Release Agreements

We have entered into employment agreements with the following executive officers: Roger L. Hawley, our Chief Executive Officer; Stephen J. Farr, Ph.D., our President and Chief Operating Officer; Ann D. Rhoads, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary and Cynthia Y. Robinson, Ph.D., our Chief Development Officer. For further information, see “Compensation Discussion and Analysis — Employment and Release Agreements — Employment Agreements.”

We have also entered into release agreements with David W. Nassif, J.D., our former Executive Vice President and Chief Financial Officer; and J.D. Haldeman, our former Chief Commercial Officer. See “Compensation Discussion and Analysis — Employment and Release Agreements — Release Agreements.”

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Consulting Agreement

In March 2010, we entered into a consulting agreement with David W. Nassif, J.D. pursuant to which Mr. Nassif provides executive consulting services to us. As of December 31, 2010, we had paid him a total of $59,775 as compensation for such services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2010, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2012 must be received by us no later than December 30, 2011, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2012 annual meeting of stockholders, such a proposal must be received by us no earlier than December 30, 2011 and no later than January 30, 2012. However, if the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2012 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2010 will be mailed to stockholders of record on or about April 28, 2011. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Zogenix, Inc., 12671 High Bluff Drive, Suite 200, San Diego, California 92130, Attention: Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Roger L. Hawley

Chief Executive Officer and Director

San Diego, California

April 28, 2011

☐	¡

ZOGENIX, INC.

Proxy for Annual Meeting of Stockholders on May 24, 2011

Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of ZOGENIX, INC. hereby constitutes and appoints Roger L. Hawley and Ann D. Rhoads, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of Zogenix, Inc. to be held on May 24, 2011 at 8:30 a.m., local time, at The San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of Zogenix, Inc. that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND FOR THE OPTION OF THREE YEARS FOR PROPOSAL 4.

(Continued and to be signed on the reverse side.)

¡	14475	¡

ANNUAL MEETING OF STOCKHOLDERS OF

ZOGENIX, INC.

May 24, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40052
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330300400000000000 9	052411

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3 AND FOR THE “THREE YEAR” OPTION FOR PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of three (3) directors for a three-year term to expire at the 2014 annual meeting of stockholders:			2.	Ratification of the selection of Ernst & Young LLP as Zogenix’s independent registered public accounting firm for the fiscal year ending December 31, 2011:		☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Louis C. Bock O Cam L. Garner O Mark Wiggins					FOR	AGAINST	ABSTAIN
3.

Approval, on an advisory basis, of the compensation of Zogenix’s named executive officers as disclosed in the attached proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission:

							☐	☐	☐
						1 year	2 years	3 years	ABSTAIN
4.

Approval, on an advisory basis, of whether the stockholder vote to approve the compensation of Zogenix’s named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every one, two or three years:

						☐	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				In their discretion, the proxies are authorized to vote upon such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and proxy statement is hereby acknowledged.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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